Exhibit 5.1

Writer’s Direct Number 212.756.2407	Writer’s E-mail Address Stuart.Freedman@srz.com

June 18, 2020

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Ladies and Gentlemen:

We have acted as counsel to Albertsons Companies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders (the “Selling Stockholders”) of a maximum of 75,670,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”) of the Company, which includes 9,870,000 shares of Common Stock that are subject to an over-allotment option granted by the Selling Stockholders to the underwriters (the “Common Shares”). The Common Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an underwriting agreement, the form of which has been filed as an exhibit to the Registration Statement.

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company and a form of the Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”), each of which have been filed with the Commission as exhibits to the Registration Statement, and such other agreements, certificates and documents of public officials, officers and other representatives of the Company and others as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. We have also assumed the effectiveness of the Amended and Restated Bylaws. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Albertsons Companies, Inc.

June 18, 2020

Based upon the foregoing, and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Common Shares have been validly issued and are fully paid and non-assessable.

We do not express any opinion herein concerning any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP